July 31, 1998

S-S Technologies Inc.
88 Ardelt Avenue
Kitchener, Ontario
N6A 4T3

Dear Sirs:

Re: A Certain Asset Purchase Agreement Made the 2nd July, 1998 (the "Agreement") Among Several Parties Including S-S Technologies Inc. ("SST") and Woodhead Industries Inc ("Woodhead")

Pursuant to Section 6.12.4 of the Agreement, Woodhead agrees as follows:

a) Woodhead shall use commercially reasonable efforts to file the reports required to be filed by it under the Securities Exchange Act of 1934 in a timely manner so long as necessary to permit sales pursuant to Rule 144 under the Securities Act of 1933 (the "Act") of the Woodhead Shares received by you as part of the Purchase Price under the Agreement. Woodhead agrees that it will take such further action as you may reasonably request, all to the extent required from time to time to enable you to sell such Woodhead Shares commencing August 1, 1999 without registration under the Act within the volume limitations and other requirements of the exemption provided by Rule 144. The volume limitations provide for the sale during any three month period of up to 1% of the outstanding shares of the class outstanding as reported by the issuer. Based on the total number of Woodhead Shares outstanding on the date hereof, the volume limitations of Rule 144 would allow for the sale of no less than 100,000 shares in the aggregate held by SST subject to the requirements of Rule 144 during any three month period commencing after August 1, 1999.


b) Woodhead will prepare and file with the Securities and Exchange Commission ("SEC") as soon as reasonably possible after your written request, provided that such a request must be received on or after August 1, 1999 but prior to May 1, 2000, a Registration Statement on Form S-3, or other available form of Registration Statement with respect to the Woodhead Shares received by you as part of the Purchase Price under the Agreement (hereinafter referred to as the ARegistration Statement@) and use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably possible thereafter, and, subject to the provisions below, use its reasonable best efforts to keep such Registration Statement effective for a period concluding on the earlier of (i) 90 days after it becomes effective or (ii) until you have sold all of such Woodhead Shares. If at any time after a Registration Statement becomes effective, Woodhead advises you in


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writing that due to the existence of material information that has not been disclosed to the public and included in the Registration Statement it is necessary to amend the Registration Statement, you shall suspend any further sale of Woodhead Shares pursuant to the Registration Statement until Woodhead advises you that the Registration Statement has been amended. In such event, Woodhead shall not be required to amend the Registration Statement during any time when the Woodhead=s officers and directors are prohibited from buying or selling Woodhead Shares pursuant to Woodhead=s insider trading policy. Notwithstanding the foregoing sentence, Woodhead shall file any amendment necessary for you to recommence sales under the Registration Statement concurrently with the commencement of any period in which directors and officers of Woodhead are allowed to buy or sell Woodhead Shares pursuant to Woodhead=s insider trading policy.

In addition, Woodhead may suspend use of the Registration Statement to the extent Woodhead is advised by its legal counsel that such action is reasonably necessary to comply with federal securities law. In the event the sales of your Woodhead Shares pursuant to the Registration Statement are suspended as provided above, the 90-day period during which a Registration Statement must be kept effective shall be extended for the total number of days during which sales are suspended. It shall be a condition precedent to the obligations of Woodhead to take any action pursuant to this section b that you furnish to Woodhead such information regarding you, the Woodhead Shares held by you, and the intended method of disposition of such Woodhead Shares, as shall be required to effect their registration.

c) Notwithstanding the foregoing section (b), Woodhead will not be required to prepare and file a Registration Statement in the event that an alternative plan of liquidity which is satisfactory to you, acting reasonably, can be provided to you.

Yours truly,

WOODHEAD INDUSTRIES INC.

By:__________________________


Agreed and accepted as of July 31, 1998:

S-S TECHNOLOGIES INC.

By:_____________________


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